February 10, 1997

To the Board of Directors of
  The Equitable Life Assurance Society of the United States

We have audited the consolidated financial statements of The Equitable Life Assurance Society of the United States ("Equitable Life") included in its Annual Report on Form 10-K for the year ended December 31, 1996 and issued our report thereon dated February 10, 1997. Note 2 to the consolidated financial statements describes a change in Equitable Life's method of accounting for long-duration participating life insurance contracts. It should be understood that alternative methods of accounting for such life insurance contracts are permitted in the authoritative literature and in arriving at our opinion expressed below, we have relied on management's business planning and judgment. Based upon our discussions with management and the stated reasons for the change, we believe that such change represents, in your circumstances, the adoption of a preferable alternative accounting principle for long-duration participating life insurance contracts in conformity with Accounting Principles Board Opinion No. 20.

Yours very truly,



/s/Price Waterhouse LLP
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